As filed with the Securities and Exchange Commission on December 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

45-1836028

(IRS. Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172-0172

(Address of Principal Executive Offices, Zip Code)

WPX Energy, Inc. 2011 Incentive Plan

WPX Energy, Inc. 2011 Employee Stock Purchase Plan

(Full title of the plans)

James J. Bender, Esq.

General Counsel and Corporate Secretary

WPX Energy, Inc.

One Williams Center, Suite 4900

Tulsa, Oklahoma 74172-0172

(Name and address of agent for service)

(918) 573-2000

(Telephone number, including area code, of agent for service)

Copy to:

Richard M. Russo

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, CO 80202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	17,500,000(2)	$30.44(3)	$532,700,000(3)	$61,047
Common Stock, par value $0.01 per share	1,000,000(4)	$30.44(3)	$ 30,440,000(3)	$ 3,488
Total				$64,535(5)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also shall cover any additional shares of WPX Energy, Inc. Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.

(2)	Relates to Common Stock to be issued pursuant to the WPX Energy, Inc. 2011 Incentive Plan.

(3)	In accordance with Rule 457(h) under the Securities Act, the maximum offering price per share has been estimated solely for the purpose of calculating the registration fee based on the estimated pro forma book value of the Common Stock on September 30, 2011, assuming a distribution ratio of one share of WPX Energy, Inc. Common Stock for every three shares of The Williams Companies, Inc. common stock, applied to the number of shares of The Williams Companies, Inc. common stock outstanding as of October 31, 2011, the most recent practicable date.

(4)	Relates to Common Stock to be issued pursuant to the WPX Energy, Inc. 2011 Employee Stock Purchase Plan.

(5)	A registration fee of $87,075 was previously paid with respect to $750,000,000 aggregate offering price of securities pursuant to WPX Energy, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-173808), initially filed on April 29, 2011, which securities were not sold thereunder and which Registration Statement on Form S-1 was subsequently withdrawn. Pursuant to Rule 457(p) under the Securities Act, $64,535 of the previously paid registration fee is being applied to the registration fee payable pursuant to this Registration Statement on Form S-8.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by WPX Energy, Inc., a Delaware corporation (the “Company” or the “Registrant”), relating to (i) 17,500,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), that will be issuable pursuant to the WPX Energy, Inc. 2011 Incentive Plan (the “Incentive Plan”) to eligible employees and non-employee directors of the Company and its subsidiaries, and that will be issuable pursuant to the Incentive Plan awards granted in accordance with that certain Employee Matters Agreement between the Company and The Williams Companies, Inc. to employees and non-employee directors of The Williams Companies, Inc. and its subsidiaries in substitution for awards under The Williams Companies, Inc. equity incentive plans immediately prior to the pro rata distribution of the Common Stock to complete the spin-off of the Company from The Williams Companies, Inc. and (ii) 1,000,000 shares of the Common Stock, that will be issuable pursuant to the WPX Energy, Inc. 2011 Employee Stock Purchase Plan to eligible employees of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Registration Statement on Form 10-12B (Registration No. 001-35322) initially filed with the SEC on October 19, 2011, as amended (the “Form 10”);

(b)	The description of capital stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Form 10, together with any amendment or report filed with the SEC for the purpose of updating such description; and

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Form 10 referred to in (a) above.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on

Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent that the Delaware General Corporation Law (“DGCL”) or any other law of the State of Delaware permits. If the DGCL or any other law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director will be limited to the fullest extent permitted by the amended DGCL or other law, as applicable.

We are empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

The Williams Companies, Inc. currently maintains, and after the spin-off, the Company will maintain, policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Form of Amended and Restated Certificate of Incorporation of WPX Energy, Inc. (incorporated by reference herein from Exhibit 3.1 to the Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on November 23, 2011).

4.2	Form of Restated Bylaws of the Company (incorporated by reference herein from Exhibit 3.2 to the Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on November 23, 2011).

4.3	WPX Energy, Inc. 2011 Incentive Plan.

4.4	WPX Energy, Inc. 2011 Employee Stock Purchase Plan.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

23.3	Consent of Independent Petroleum Engineers and Geologists, Netherland, Sewell & Associates, Inc.

23.4	Consent of Independent Petroleum Engineers and Geologists, Miller and Lents, Ltd.

23.5	Consent of Independent Petroleum Engineers and Geologists, Ralph E. Davis Associates, Inc.

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, WPX Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 8, 2011.

WPX ENERGY, INC. CORPORATION

By:	/s/ Ralph A. Hill

Name:	Ralph A. Hill

Title:	President and Chief Executive Officer (Principal Executive Officer)

We, the undersigned officers and directors of WPX Energy, Inc., do hereby constitute and appoint Ralph A. Hill and James J. Bender, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Date: December 8, 2011	By:	/s/ Ralph A. Hill
Ralph A. Hill, Chief Executive Officer
(Principal Executive Officer)

Date: December 8, 2011	By:	/s/ Donald R. Chappel
Donald R. Chappel, Chief Financial Officer
(Principal Financial Officer)

Date: December 8, 2011	By:	/s/ Ted T. Timmermans
Ted T. Timmermans, Chief Accounting Officer
(Principal Accounting Officer)

Date: December 8, 2011	By:	/s/ Alan S. Armstrong
Alan S. Armstrong, Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Amended and Restated Certificate of Incorporation of WPX Energy, Inc. (incorporated by reference herein from Exhibit 3.1 to the Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on November 23, 2011).

4.2	Form of Restated Bylaws of the Company (incorporated by reference herein from Exhibit 3.2 to the Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on November 23, 2011).

4.3	WPX Energy, Inc. 2011 Incentive Plan.

4.4	WPX Energy, Inc. 2011 Employee Stock Purchase Plan.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

23.3	Consent of Independent Petroleum Engineers and Geologists, Netherland, Sewell & Associates, Inc.

23.4	Consent of Independent Petroleum Engineers and Geologists, Miller and Lents, Ltd.

23.5	Consent of Independent Petroleum Engineers and Geologists, Ralph E. Davis Associates, Inc.

24.1	Powers of Attorney (included on signature page).